Exhibit 10.12

April 1, 2020
Mr. Michael Cordano
5601 Great Oaks Parkway
San Jose, CA 95119

Re: Retention Agreement

Mike:

This Retention Agreement (“Agreement”) outlines the retention amounts that will become payable to you for your continued employment with Western Digital Corporation (the “Company”) into fiscal 2021. During the term of your continued employment, you will serve as President, Western Digital Technologies, Inc., and as an advisor to the CEO, with responsibility for supporting him in the operation of the Company’s business. You will continue to receive your current compensation and remain eligible for your current benefits except that you will not receive a long-term incentive award for fiscal 2021.

If you remain continuously employed with the Company through July 15, 2020 (the “First Retention Date”), the Company will pay you a cash lump-sum payment in the amount of $75,000 within 30 days following such date. If you remain continuously employed with the Company through September 15, 2020 (the “Second Retention Date”), the Company will pay you an additional cash lump-sum payment in the amount of $150,000 within 30 days following such date. Any retention amounts that you receive under this Agreement will be subject to applicable tax withholdings. If your employment with the Company terminates for any reason prior to the First Retention Date or the Second Retention Date, as applicable, you will forfeit the retention amount that would otherwise become payable for continued service through such date.

During the term of your employment with the Company, you will remain a “Tier I Executive” as defined in, and remain eligible for benefits subject to the terms of, the Western Digital Corporation Executive Severance Plan and the Western Digital Corporation Amended and Restated Change of Control Severance Plan. This Agreement does not change your status as an at-will employee whose employment with the Company may be terminated at any time, with or without advance notice, for any reason (or for no reason) by you or by the Company.

Sincerely,

/s/Lori Sundberg
Lori Sundberg
EVP & CHRO
Western Digital Corporation

Accepted and Agreed:

/s/Michael Cordano	Date: April 1, 2020
Michael Cordano